As filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QEP RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	87-0287750
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

QEP Resources, Inc. 2018 Long-Term Incentive Plan

(Full title of the plan)

1050 17th Street, Suite 800

Denver, Colorado 80265

303-672-6900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dane E. Allen

QEP Resources, Inc.

1050 17th Street, Suite 800

Denver, Colorado 80265

303-672-6961

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Michael E. Dillard

John M. Greer

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Telephone: (713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01	10,000,000	$12.17	$121,700,000	$15,152

(1)	10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of QEP Resources, Inc., a Delaware corporation (“QEP” or the “Company”), are being registered hereunder, which represents the number of shares that may be issued pursuant to the QEP Resources, Inc. 2018 Long-Term Incentive Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and calculated based on a price of $12.17, which is the average of the high and low sales prices of the registrant’s common stock as reported on the New York Stock Exchange on May 29, 2018.

EXPLANATORY NOTE

The QEP Resources, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”) is intended to replace our 2010 Long-Term Stock Incentive Plan (the “LTSIP”), which the Company has used previously to grant stock and equity compensation awards. No additional awards will be made under the LTSIP. All awards previously granted under the LTSIP will remain subject to the terms of the LTSIP.

The Company is filing this Registration Statement on Form S-8 with respect to 10,000,000 shares of common stock, par value $0.01 per share, of the Company issuable pursuant to the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by QEP with the Commission are incorporated by reference in this registration statement (other than information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Commission on February 28, 2018, including information specifically incorporated by reference herein from our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 5, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the Commission on April 25, 2018;

•	our Current Reports on Form 8-K filed with the Commission on March 6, 2018 and May 17, 2018; and

•	the description of QEP’s common stock set forth in the Registration Statement on Form 8-A (File No. 001-34778) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 15, 2010.

In addition, all documents filed by QEP pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished rather than filed) on or after the date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Our amended and restated bylaws provide that we must indemnify to the fullest extent permitted by applicable law any person made, threatened to be made a party or otherwise involved in in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that he or she is or was one of our directors or officers or by reason of the fact that such director or officer, at our request, is or was serving as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. However, under our bylaws, except for proceedings to enforce the right to indemnification, we are not required to indemnify anyone in connection with any proceeding initiated by such person unless it was authorized by our board of directors. In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advances to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”).

Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office. We also have the power to purchase and maintain insurance for such directors and officers.

We maintain an insurance policy on behalf of our officers and directors pursuant to which (subject to the limits and limitations of such policy) the officers and directors are insured against certain expenses in connection with the defense of actions or proceedings, and certain liabilities which might be imposed as a result of such actions or proceedings, to which any of them is made a party by reason of being or having been a director or officer. The rights conferred on any person indemnified pursuant to the Company’s bylaws will not be exclusive of any other rights which he may have or subsequently acquire under any statute, provision of the Company’s certificate of incorporation, its bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Although the above discussion summarizes the material provisions of QEP’s bylaws and Section 145 of the DGCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation dated May 15, 2018. (Incorporated by reference to Exhibit 3.1 to our Form 8-K dated May 15, 2018 filed with the Securities and Exchange Commission on May 17, 2018.)

4.2	Amended and Restated Bylaws, deemed effective October 23, 2017. (Incorporated by reference to Exhibit 3.2 to our Form 10-Q dated October 25, 2017 filed with the Securities and Exchange Commission on October 25, 2017.)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)

23.2*	Consent of Pricewaterhouse Coopers LLP

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of DeGolyer and MacNaughton

24.1*	Power of Attorney (included on the signature page of this registration statement)

*	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of QEP pursuant to the foregoing provisions, or otherwise, QEP has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by QEP of expenses incurred or paid by a director, officer or controlling person of QEP in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, QEP will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation dated May 15, 2018. (Incorporated by reference to Exhibit 3.1 to our Form 8-K dated May 15, 2018 filed with the Securities and Exchange Commission on May 17, 2018.)

4.2	Amended and Restated Bylaws, deemed effective October 23, 2017. (Incorporated by reference to Exhibit 3.2 to our Form 10-Q dated October 25, 2017 filed with the Securities and Exchange Commission on October 25, 2017.)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)

23.2*	Consent of Pricewaterhouse Coopers LLP

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of DeGolyer and MacNaughton

24.1*	Power of Attorney (included on the signature page of this registration statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 31, 2018.

QEP Resources, Inc.

By:  /s/ Charles B. Stanley

 Charles B. Stanley

 President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Stanley and Richard J. Doleshek, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed below by the following persons in the capacities indicated below on May 31, 2018.

Signature	Title

/s/ Charles B. Stanley Charles B. Stanley	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard J. Doleshek Richard J. Doleshek	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Alice B. Ley Alice B. Ley	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Phillips S. Baker, Jr. Phillips S. Baker, Jr.	Director

/s/ Mary Shafer-Malicki Mary Shafer-Malicki	Director

/s/ David A. Trice David A. Trice	Director

/s/ Michael J. Minarovic Michael J. Minarovic	Director

/s/ M. W. Scoggins M. W. Scoggins	Director

/s/ Julie A. Dill Julie A. Dill	Director

/s/ Robert F. Heinemann Robert F. Heinemann	Director

/s/ William L. Thacker III William L. Thacker III	Director